CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FingerMotion, Inc. of our report dated May 31, 2022, with respect to the audited consolidated financial statements of FingerMotion, Inc. included in its Annual Report (Form 10-K) for the year ended February 28, 2022, filed with the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding FingerMotion, Inc.’s ability to continue as a going concern.

/s/ Centurion ZD CPA & co.

Certified Public Accountants

Hong Kong

February 28, 2023